Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Amended and Restated Employment Agreement (the “Amendment”) is made this 24th day of April 2014 between BIOMET, INC., an Indiana corporation (“Biomet”) and Jeffrey R. Binder (“Executive”). All capitalized terms used herein shall have the meanings ascribed to them in the Employment Agreement (defined below), unless otherwise defined herein.

WHEREAS Biomet and Executive entered into that certain Amended and Restated Employment Agreement dated as of January 14, 2013 (the “Employment Agreement”); and

WHEREAS Biomet and Executive desire to amend the Employment Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Biomet and Executive hereby agree as follows:

1. Section 9(d): Certain Terminations by the Company Other Than For Cause, Death or Disability, or by the Executive, Prior to a Change of Control. Section 9(d)(i) shall be deleted in its entirety and replaced by the following: “Executive shall be entitled to an amount equal to (A) 2 times the Executive’s Base Salary in effect at the Date of Termination (the “Base Component”) plus (B) 2 times the amount equal to the average of (x) the actual annual incentive bonus earned by the Executive with respect to the 2014 fiscal year and (y) the Executive’s target annual incentive bonus under the Annual Plan for the Company’s fiscal year that contains the Date of Termination if his employment had not been terminated (the “Bonus Component”, and together with the Base Component, the “Severance Benefit”). The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with the Company’s regular payroll policies over the course of the Non-Compete Period;”

2. Section 9(e): Certain Terminations by the Company Other Than For Cause, Death or Disability, or by the Executive, Following a Change of Control. Section 9(e)(i) shall be deleted in its entirety and replaced by the following: “Executive shall be entitled to an amount equal to (A) 2 times the Executive’s Base Salary in effect at the Date of Termination plus (B) 2 times the annual incentive bonus the Executive would have received for the fiscal year that contains the Date of Termination if his employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year (the “Change of Control Severance Benefit”). Notwithstanding the foregoing, in the event that the Date of Termination occurs within two years following the “Closing” (as defined in the Agreement and Plan of Merger by and among Zimmer Holdings, Inc., Owl Merger Sub, Inc. and LVB Acquisition, Inc., dated April 2014), prong (B) in the preceding sentence shall be calculated as: two times the amount equal to the average of (x) the actual annual incentive bonus earned by the Executive with respect to the 2014 fiscal year and (y) the Executive’s target annual incentive bonus under the Annual Plan for the Company’s fiscal year in which the Closing occurs. To the extent that the Change of Control qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of U.S. Treasury Department Regulation Section 1.409A-3(i)(5), the total amount of the Change of Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the Date of Termination and, in all other circumstances, the total amount of the Change of Control Severance Benefit will be paid in equal, ratable installments in accordance with the Company’s regular payroll policies over twenty four (24) months;”

3. Miscellaneous. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Employment Agreement on the date first set forth above.

BIOMET, INC.

Bradley J. Tandy
Senior Vice President, General Counsel & Secretary

EXECUTIVE

Name:	Jeffrey R. Binder